Exhibit 99.2 to Form 10-KSB

Code of Ethics for our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or Persons Performing Similar
Functions:

                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
                             CODE OF ETHICS FOR THE
            PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                             PURPOSE AND APPLICATION

The purpose of this Code of Ethics for the Principal Executive Officer and Senior Financial Officers (the "Code") of Cornerstone Ministries Investments, Inc. (the "Company") is to help deter wrongdoing, promote honest and ethical conduct and ensure compliance with applicable governmental laws, rules and regulations, including Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated there under. The Code is applicable to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Chief Financial Officer) principal accounting officer or controller, or persons performing similar functions (the "Senior Officers"). The Senior Officers are expected to read, understand and comply with the Code. Nothing in the Code or in other related communications (oral or written) creates or implies an employment contract or term of employment.

HONEST AND ETHICAL CONDUCT

The Company expects the Senior Officers to act with the highest standards of honest and ethical conduct while working at or representing the Company. The
Company considers honest and ethical conduct to be conduct that is free from fraud and that conforms to accepted professional standards of conduct. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed in more detail in the section entitled "Conflicts of Interest" below.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Company's Chief Financial Officer (or, in the case of the Chief Executive Officer or Chief Financial Officer, the Company's Audit Committee).

CONFLICTS OF INTEREST

The Code requires the Senior Officers to ethically handle actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

Some examples of actual or apparent conflicts of interests include:

     o outside employment or directorships with an important customer, supplier or competitor of the Company, other than on behalf of the Company;

     o making significant financial investments in an important customer, supplier or competitor of the Company without approval from the Company; or

     o receiving significant improper personal benefits from another person or entity as a result of the Senior Officer's position with the Company and with the intent to inappropriately influence the Senior Officer's decision-making on behalf of the Company.

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts for you, you should consult the Company's Chief Financial Officer (or, in the case of the Chief Executive Officer or Chief Financial Officer, the Company's Audit Committee).

The Company's policy requires that a Senior Officer disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to the Chief Financial Officer (or, in the case of the Chief Executive Officer or Chief Financial Officer, the Company's Audit Committee) and that the Company's Audit Committee give prior approval before a Senior Officer enters into any such material transaction or relationship.

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FULL, FAIR, TIMELY AND UNDERSTANDABLE DISCLOSURE

The Senior Officers must take appropriate steps to attempt to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

The Senior Officers must seek to comply with applicable governmental laws, rules and regulations. Violations of applicable governmental laws, rules and regulations may subject the Senior Officers to individual criminal or civil liability, as well as to discipline by the Company.

INTERNAL REPORTING OF VIOLATIONS OF THE CODE

Part of a Senior Officer's responsibilities is to help enforce this Code. The Senior Officers should report violations of the Code to the Chief Financial Officer or, if the violations of the Code involve the Chief Financial Officer or Chief Executive Officer, to the Company's Audit Committee.

Senior Officers must cooperate with any internal or external investigations of possible violations of the Code. Discrimination, retaliation or harassment against any person who has in good faith reported a violation or a suspected violation of the Code, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

Complying with the Code is a condition of employment with the Company, and the Company will take appropriate action against any Senior Officer whose actions are found to violate the Code. Disciplinary actions may include termination of employment at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate governmental authorities.

CHANGES OR WAIVERS OF THE CODE

The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, the Code is subject to modification. Any changes or waivers of the Code must be approved by the Company's Audit Committee and disclosed to the extent required by applicable law.


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